SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  May 31, 2001



                     McMoRan Exploration Co.


    Delaware               001-07791               72-1424200
  State or other          (Commission            (IRS Employer
 jurisdiction of          File Number)           Identification
 incorporation or                                   Number)
   organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000



Item 5. Other Events and Regulation FD Disclosures

McMoRan Exploration Co. updates its recent development and exploration activities:

     Development of the Eugene Island Block 97 (Thunderbolt) No. 2 exploratory well is nearing completion with initial production expected from the well by mid-June 2001, approximately two months ahead of our initial expectations. The initial gross flow rate at Thunderbolt No. 2 is expected to be approximately 20 million cubic feet of natural gas per day (Mmcf/d). We have an approximate 38.0 percent working interest and 27.4 percent net revenue interest in the Thunderbolt prospect, which is located in 27 feet of water approximately 25 miles offshore Louisiana.

        The development of Eugene Island Block 193 (North
Tern), Ship Shoal Block 296 (Raptor) and Vermilion Blocks 195/196/197 (Lombardi) are all proceeding on schedule, with initial production expected from North Tern by late June 2001, Raptor in July 2001 and Lombardi later in the third quarter of
2001.   Initial gross flow rates for these new discoveries are
expected to be approximately 60 Mmcf/d at North Tern, 40 Mmcf/d
at Raptor and 20 Mmcf/d for Lombardi.   Our working interest in
the North Tern Deep prospect, discovered in late-December 2000 and located in approximately 90 feet of water approximately 50 miles offshore Louisiana, currently totals approximately 42.2 percent and our net revenue interest currently totals 33.4 percent until payout, at which time our working interest will increase to 50.1 percent and our net revenue interest will increase to approximately 39.7 percent. We hold a 61.8 percent working interest and a 43.5 percent net revenue interest in the Raptor prospect, which was discovered in June 2000 and is located in 260 feet of water approximately 62 miles offshore Louisiana. We have a 47.5 percent working interest and a 34.2 percent net revenue interest in the Lombardi prospect, which was discovered in August of 2000 and is located in 115 feet of
water approximately 50 miles offshore Louisiana.   Development
of our Main Pass Blocks 86/97 (Shiner) discovery, which is operated by a third party, is in progress and production is expected to commence in the second half of 2001 with an initial gross rate approximately 30 Mmcf/d. We have a 71.3 percent working interest and a 51.3 percent net revenue interest in the Shiner prospect located in 70 feet of water approximately 45 miles offshore Louisiana.

     With the addition of the new discoveries referred to above, we estimate that our net daily production will reach approximately 100 Mmcfe/d during the third quarter of 2001. Average production for the third and fourth quarters is estimated to approximate 75 Mmcfe/d and 100 Mmcfe/d, respectively. In addition, our net daily oil production from the Main Pass 299 field is estimated to approximate 2,500 barrels per day for the remainder of 2001.

     In February 2001, drilling commenced on the Mound Point No. 2 exploratory well under a day-rate contract. The well is currently drilling below 15,450 feet and has a planned total depth of 18,500 feet. The Mound Point prospect is situated on part of 62,000 acres previously held by Texaco and is located in less than 10 feet of water. Existing production facilities located in fields in the area could accommodate production from
this prospect.   We have rights to earn an approximate 30.4
percent working interest and a 22.8 percent net revenue interest in the unit for the No. 2 well.

     Drilling commenced at our Vioska Knoll Block 863 (Margarita-North) No. 1 exploratory well on May 9, 2001. The well reached its total planned depth of 5,505 feet on May 19, 2001 and was logged and evaluated. While log results indicated the presence of hydrocarbons, the reserves found were determined to be non-commercial. As a result, the well was plugged and abandoned. McMoRan will charge its share of the drilling costs associated with the No. 1 well, approximately $2.0 million, to exploration expense in the second quarter of 2001. The drilling of the No. 1 well has resulted in the lease term being extended by three years to August 31, 2004. McMoRan has a 47.5 percent working interest and a 36.2 percent net revenue interest in Vioska Knoll Block 863, which is located in 1,155 feet of water approximately 42 miles offshore Louisiana. A second prospect on the block is currently being evaluated.

     As previously reported, we will continue to be very active evaluating and drilling exploration projects for the remainder of 2001. We plan to commence drilling at West Cameron Block 624 (Barite) and Louisiana SL 340 (Lighthouse-shallow) during the third quarter of 2001 and Eugene Island Block 108 (Hornung), which is south of and adjacent to the Thunderbolt prospect,
during the second half of 2001.    Additional prospects will be
added to our near-term exploration plans as we continue to evaluate our 650,000-acre Gulf of Mexico lease position.






                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                   Vice President & Controller -
                                        Financial Reporting
                                      (authorized signatory and
                                     Principal Accounting Officer)


Date:  May 31, 2001